Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made effective at the Effective Date set forth below between Heska Corporation, a Delaware corporation ("Heska" or the "Company"), and Kevin S. Wilson ("Executive").  Heska and Executive collectively are referred to as the "Parties" and individually as a "Party."

RECITALS

Executive is currently the President and Chief Operating Officer of Heska.  Executive and Heska are parties to an employment agreement dated February 22, 2013 (the "Prior Agreement").

The Board of Directors of Heska (the "Board") desires to appoint Executive to become Chief Executive Officer and President of Heska on the terms and conditions set forth below.

Executive and Heska now wish to enter into this Agreement regarding the terms of Executive's employment, which shall become effective upon execution and delivery of this Agreement (the "Effective Date") and supersede the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and agreements contained herein, the legal sufficiency of which is acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:

TERMS

1.	Duties and Scope of Employment.

a.   Position and Duties.  Executive shall continue to serve as President and Chief Operating Officer until immediately following the filing of Heska's Form 10-K for the fiscal year ended December 31, 2013 with the Securities and Exchange Commission, after which time Executive will serve as President and Chief Executive Officer of Heska.  Executive will render such business and professional services in the performance of Executive's duties, consistent with Executive's position within Heska, as will reasonably be assigned to Executive by the Board.

b.   Board Membership.  The Board has determined to nominate Executive for election to a 3-year term as a Board member at the Company's Annual Meeting of Stockholders in 2014 (the "Annual Meeting").  At each meeting of Heska's stockholders when Executive is up for Board election, Heska will nominate Executive to serve as a member of the Board.  Executive's service as a member of the Board will be subject to any required stockholder approval.  If elected, Executive will serve on the Board without any additional compensation.

c.   Obligations.  During the Term of Agreement (as defined below), Executive will devote all of his business efforts and time (excluding vacation, absence due to illness and similar time off) as well as other such attention, skills, time and business efforts as are necessary to responsibly act as Chief Executive Officer and President of Heska; provided, however, that Executive may continue to perform part-time management activities for Cuattro, LLC, Cuattro

Software, LLC, Cuattro Medical, LLC, and Cuattro Veterinary, LLC; provided, further, that such services do not adversely affect Executive's obligations to Heska.  For the duration of the Term of Agreement, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, for any direct or indirect remuneration, without the prior approval of the Board or the Corporate Governance Committee of the Board; provided, however, that Executive may, without the approval of the Board or the Corporate Governance Committee of the Board, serve in any capacity with any civic, educational, or charitable organization, provided, that such services do not interfere with Executive's obligations to Heska.

2.   Term of Agreement.

a.   The period of Executive's employment under this Agreement is referred to herein as the "Term of Agreement."  Subject to the provisions for earlier termination of employment in Section 6 below, this Agreement will have a term of forty-eight (48) months commencing on the Effective Date; provided, however, that either Heska or Executive may terminate Executive's employment immediately at any time subject to the provisions in Section 6 below.

b.   Executive may be entitled to severance benefits pursuant to Section 6 below, depending upon the circumstances of Executive's termination of employment.  Executive will not be entitled to severance benefits if this Agreement expires after the forty-eight-month term contemplated in Section 2(a) above, regardless of the reason.  Upon the termination of Executive's employment for any reason, Executive will be entitled to payment of all accrued but unpaid compensation, expense reimbursements, and other benefits due to Executive through Executive's termination date under any Heska-provided or paid plans, policies, and arrangements.  Executive agrees to resign from all positions that Executive holds with Heska, including, without limitation, his position as a member of the Board, excluding any position(s) in Heska Imaging US, LLC to which Executive is otherwise entitled pursuant to the Operating Agreement of Heska Imaging US, LLC, immediately following the termination of Executive's employment if the Board so requests.

3.   Compensation.

a.   Base Salary.  During the Term of Agreement, Heska will pay Executive an annual salary of $275,000 as compensation for Executive's services (the "Base Salary").  The Base Salary will be paid periodically in accordance with Heska's normal payroll practices and will be subject to the usual, required withholdings and deductions.  Except as set forth in Section 3(d)(ii), if applicable, Executive's Base Salary shall not be subject to change during the Term of Agreement; provided, however, that the Compensation Committee of the Board (the "Committee") will have the authority, but not an obligation, to consider Base Salary increases for Executive in special circumstances.

b.   Annual Bonus.

i.    From January 1, 2014 through the Effective Date, pursuant to the Prior Agreement, Executive participated in the Management Incentive Plan (the "Bonus Plan") established by the Committee (as defined herein), at a target percentage that was 35% of Executive's Base Salary then in effect (the "Target Bonus").  The actual bonus paid may be higher or lower than the Target Bonus for over or under-achievement of Executive's performance goals, as determined by the Committee in its sole discretion.  Executive's eligibility for such bonus through the Effective Date will not be superseded by this Agreement and such bonus, if any, will accrue through the Effective Date and become payable in accordance with the Committee's standard practices for paying executive incentive compensation, provided, however, that any bonus payable under this Section 3(b)(i) will be payable within two-and-one-half (2-1/2) months after the end of the taxable year to which it relates or such longer period as may be permitted by Treasury regulations in order to avoid application of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") to such bonus.  Any bonus paid pursuant to this Section will be subject to applicable withholdings and deductions.

ii.   Except as set forth in Section 3(d)(iii), if applicable, Executive shall not be eligible to participate in the Bonus Plan with respect to periods after the Effective Date.

c.   Equity Grants.

i.   Except as set forth in Section 3(d)(iii), if applicable, during the Term of Agreement, Executive will not be eligible to receive periodic equity grants normally made to executives of the Company in the discretion of the Committee from time to time; provided, however, that the Committee will have the authority, but not an obligation, to consider equity grants to Executive in special circumstances.

ii.   In lieu of such participation in the Bonus Plan and normal equity programs of the Company:

A.    Initial Grant. On the Effective Date, Heska shall grant to Executive 110,000 shares of Heska Common Stock (the "Initial Grant"), which shall be issued as shares of Restricted Stock ("Shares") in accordance with the Company's 1997 Stock Incentive Plan, as amended, (the "Plan") and pursuant to the terms and conditions of the form of Award Agreement attached hereto as Exhibit A (the "Award Agreement") which shall provide that such shares (the "Time-Vesting Shares") will vest, subject to the terms and conditions of the Award Agreement, as follows:  (i) 27,500 Shares shall vest on the six-month anniversary of the Effective Date; and (ii) 27,500 additional Shares shall vest on each succeeding one year anniversary of the Effective Date (each such date, a "Time-Vesting Date"), until the Initial Grant is fully vested.

B.   Conditional Grant. At the Annual Meeting, Heska shall propose for approval by its stockholders an additional 130,000 shares of Heska Common Stock to be authorized for issuance under the Plan (the "Share Increase Proposal").  If the Share Increase Proposal is approved by the stockholders at the Annual Meeting, Heska shall grant to Executive, promptly after the Annual Meeting, 130,000 Shares, which shall be issued as shares of Restricted Stock in accordance with the Plan and pursuant to the terms and conditions of the Award Agreement (the "Conditional Grant"), which shall provide that said Shares will vest, as follows:

(1)   Market Price Vesting.  Subject to the terms and conditions of the Award Agreement, 13,000 shares shall vest on each date that the 90-Day Price first equals or exceeds each of the following thresholds (the "Market-Vesting Thresholds"):  (i) $12.60, (ii) $16.38, (iii) $21.24, (iv) $26.55 and (v) $31.95 (collectively, the "Market-Vesting Shares").  For purposes of this Agreement, the "90-Day Price" shall mean, with respect to any date, the average of the closing prices per share of the Company's Common Stock for the 90 trading days ending on such date (inclusive) on the NASDAQ Stock Market, or if the Shares are not traded on the NASDAQ Stock Market, the average of the high bid and low asked prices on such trading days quoted on the NASDAQ OTC Bulletin Board or by the National Quotation Bureau, Inc., or a comparable service as determined in the discretion of the Committee.  In the event of a stock split, stock dividend or reverse stock split affecting the Common Stock, the Committee shall adjust the Market-Vesting Thresholds to appropriately reflect such event. Each Market-Vesting Threshold is a distinct vesting trigger and multiple Market-Vesting Threshold events may be achieved simultaneously; for the avoidance of doubt and by way of illustration, if the 90-Day Price equals or exceeds $16.38, then 26,000 shares would vest.

(2)   EBITDA Vesting.  Subject to the terms and conditions of the Award Agreement, 13,000 shares shall vest on each Reporting Date that the Company's Adjusted EBITDA for the preceding fiscal year first equals or exceeds each of the following thresholds (the "EBITDA-Vesting Thresholds"):  (i) $2,460,000, (ii) $3,200,000, (iii) $4,150,000, (iv) $5,180,000 and (v) $6,240,000 (collectively, the "EBITDA-Vesting Shares").  Each EBITDA-Vesting Threshold is a distinct vesting trigger and multiple EBIDTA-Vesting Threshold events may be achieved simultaneously; for the avoidance of doubt and by way of illustration, if on Reporting Date for Fiscal Year 2014 the Adjusted EBITDA is $3,400,000, then 26,000 shares would vest. For purposes of this Agreement, "Reporting Date" means the date in each fiscal year that the Company's independent public accountants issue their audit report on the Company's financial statements for the preceding fiscal year (each, an "Audit Report").  For purposes of this Agreement, "Adjusted EBITDA" means for any fiscal year, the following, determined on a consolidated basis in accordance with generally-accepted accounting principles for the Company and its subsidiaries, based on the Audit Report for such year:  (x) consolidated net income plus (y) the sum of the following, without duplication, to the extent deducted in determining such consolidated net income:  (1) income and franchise tax expense, (2) interest and other expense (net), (3) amortization and depreciation and (4) compensation expense paid to the Company's Executive Chair, if any.

(3)   Financial Statement Restatement. Notwithstanding any provision of this Agreement to the contrary, the Conditional Grant shall be subject to the terms and conditions of this Section 3(c)(ii)(B)(3) in the event that the Company issues a restatement of its audited financial statements (a "Restatement") after any portion of the Conditional Grant has vested.  If (i) any portion of the Conditional Grant vests based on achievement of an EBITDA-Vesting Threshold and within 4 years thereafter the Company subsequently issues a Restatement affecting Adjusted EBITDA for the corresponding fiscal year such that the EBITDA-Vesting Threshold would not have been met, then such portion of the Conditional Grant shall be deemed not to have vested, and (ii) if any portion of the Conditional Grant vests based on achievement of a Market-Vesting Threshold, and within 2 years thereafter  the Company issues a Restatement affecting Adjusted EBITDA for the corresponding fiscal year such that the Adjusted EBITDA set forth in the Restatement is less than the Adjusted EBITDA target corresponding to such Market-Vesting Threshold as set forth on Exhibit B attached hereto, then such portion of the Conditional Grant shall be deemed not to have vested. If any portion of the Conditional Grant is deemed not to have vested pursuant to the foregoing sentence (an "Unearned Grant"), then Executive shall either (x) promptly return the Shares comprising the Unearned Grant to the Company or (y) if Executive has sold such Shares, pay to the Company within one (1) year from the date of the corresponding Restatement an amount equal to the proceeds Executive received from any sale of such Shares not returned by Executive pursuant to the foregoing clause (x). In addition to the foregoing, Executive's compensation and equity awards shall remain subject to any applicable law (including without limitation Section 302 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or regulation in effect from time to time.

d.   Non-Approval of Share Increase Proposal at Annual Meeting.  If the Heska stockholders do not approve the Share Increase Proposal at the Annual Meeting, the following provisions shall apply:

i.   Heska shall have no obligation to make the Conditional Grant to Executive and Section 3(c)(ii)(B) shall be of no force or effect;

ii.   Executive's employment shall continue on the terms and conditions of this Agreement, which shall continue in full force and effect according to its terms, except that Executive's Base Salary shall be $400,000, to be paid periodically in accordance with Heska's normal payroll practices, subject to the usual, required withholdings and deductions.  Executive's salary will be subject to review, and adjustments will be made at the sole discretion of the Committee and based upon Heska's standard practices;

iii.   Executive shall participate in the Bonus Plan, or such other bonus programs as established by the Committee, at a target percentage that is no less than 50% of Executive's Base Salary then in effect (hereinafter, the "Target Bonus").  The actual bonus paid may be higher or lower than the Target Bonus for over or under-achievement of Executive's performance goals, as determined by the Committee in its sole discretion.  Bonuses, if any, will accrue and become payable in accordance with the Committee's standard practices for paying executive incentive compensation, provided, however, that any bonus payable under this Section (3)(d)(iii) will be payable within two-and-one-half (2-1/2) months after the end of the taxable year to which it relates or such longer period as may be permitted by Treasury regulations in order to avoid application of Section 409A of the Code to such bonus.  Any bonus paid pursuant to this Section will be subject to applicable withholdings and deductions.   Further, Executive shall participate in the normal equity programs of the Company and any other benefits offered to senior executives of Heska, including any Company sponsored 401(k) or retirement plan, in accordance with (and subject to the legal limitations on) benefit plans, policies, and arrangements that may exist from time to time; and

iv.   The Initial Grant shall remain outstanding subject to vesting according to its terms.

4.   Expenses.  In addition to the foregoing, Heska will reimburse Executive for Executive's reasonable out-of-pocket travel, entertainment, and other expenses, in accordance with Heska's expense reimbursement policies and practices in effect at the time of the reimbursement request.  Executive shall submit such requests not later than forty-five (45) days after incurring such expenses.

5.   Employee Benefits.  Except as set forth in Section 3(d)(iii), if applicable, during the Term of Agreement, Executive will not be eligible to participate in the Bonus Plan and normal equity programs of the Company; provided, that Executive will be eligible to participate in other benefits offered to other senior executives of Heska, including any Company sponsored 401(k) or retirement plan, in accordance with (and subject to the legal limitations on) benefit plans, policies, and arrangements that may exist from time to time.

6.   Termination and Severance.

a.   Termination without Cause or for Good Reason other than In Connection with a Change of Control.  If, at any time, Executive's employment is terminated by Heska without Cause (as defined below), by Executive for Good Reason (as defined below), or due to Executive's death or Disability (as defined below), and the termination is not In Connection with a Change of Control (as defined below), Executive will receive the following, subject to conditions and limitations set forth in Section 7:

i.   A payment of an amount equal to six (6) months of Executive's Base Salary, payable in accordance with Heska's standard payroll practices over the shorter of the following periods (A) in equal installments over the period beginning on the date of such termination and ending on the six-month anniversary thereof, or (B) in equal installments on a monthly basis corresponding to the amount Executive would normally receive as salary each month if Executive were still employed with Heska, with a lump sum of any remaining balance of the amount specified above on March 15 of the year following the year of termination.

ii.   Provided that Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Heska shall pay the COBRA premium for coverage for Executive and Executive's eligible dependents under Heska's Benefit Plans (as defined below) for six (6) months, or if earlier, until Executive becomes employed by another employer and eligible for coverage under such other employer's welfare benefit plans (e.g., payments for medical COBRA premiums will cease when Executive becomes eligible for another employer's medical plan).  For the balance of the period during which Executive and Executive's eligible dependents are entitled to coverage under COBRA, Executive shall be entitled to maintain coverage for Executive and Executive's eligible dependents at Executive's sole expense.  Executive shall notify Heska immediately upon Executive's acceptance of employment with another employer.

iii.   Subject to Section 3(d)(i), if applicable, if, within one hundred eighty (180) days after any such termination without Cause by Heska, (A) the Company achieves one or more Market-Vesting Thresholds or (B) a Reporting Date occurs on which the Company achieves one or more EBITDA-Vesting Thresholds, then any Shares that would otherwise have then vested if such termination had not occurred shall be deemed to vest.

b.   Termination without Cause or for Good Reason In Connection with a Change of Control.  If, at any time, Executive's employment is terminated by Heska without Cause or by Executive for Good Reason, and the termination is In Connection with a Change of Control (as defined below), then, subject to the limitations set forth in this Section 7, Executive will receive:

i.   A payment of an amount equal to twelve (12) months of Executive's Base Salary, payable in equal installments in accordance with the standard payroll schedule over the shorter of the following periods (A) the period beginning on the date of such termination and ending on the one-year anniversary thereof, or (B) the period beginning on the date of such termination and ending on March 15 of the year following the year of termination.

ii.   Provided that Executive timely elects continuation coverage under COBRA, Heska shall pay the COBRA premium for coverage for Executive and Executive's eligible dependents under Heska's Benefit Plans (as defined below) for twelve (12) months, or if earlier, until Executive becomes employed by another employer and eligible for coverage under such other employer's welfare benefit plans (e.g., payments for medical COBRA premiums will cease when Executive becomes eligible for another employer's medical plan).  For the balance of the period during which Executive and Executive's eligible dependents are entitled to coverage under COBRA, Executive shall be entitled to maintain coverage for Executive and Executive's eligible dependents at Executive's sole expense.  Executive shall notify Heska immediately upon Executive's acceptance of employment with another employer.

iii.   Accelerated vesting of Shares as follows:

A.   A portion of any Time-Vesting Shares that would otherwise have vested on the first Time-Vesting Date following such termination if such termination had not occurred shall vest as follows:  27,500 Shares, multiplied by a fraction, the numerator of which is the number of days elapsed prior to such termination in the vesting period ending on such Time-Vesting Date, and the denominator of which is the total number of days in such vesting period.

B.   Subject to Section 3(d)(i), if applicable, Market-Vesting Shares that would otherwise vest if the 90-Day Price were to equal the Change of Control Price shall be deemed to vest.  For purposes of this Agreement, the "Change of Control Price" means the net price per share of Heska Common Stock, determined by the Committee in good faith, based on the fair market value of the total consideration received by Heska and its stockholders in connection with the transaction resulting in the Change of Control, net of fees, expenses and commissions incurred by Heska in connection with such transaction and any compensation or other payments made by Heska or its successor to Heska employees as a result of such Change of Control.

C.   Subject to Section 3(d)(i), if applicable, EBITDA-Vesting Shares that would otherwise vest if the Adjusted EBITDA calculated pursuant to this Section 6(b)(iii)(C) were the Adjusted EBITDA on a Reporting Date shall be deemed to vest.  For purposes of this Section 6(b)(iii)(C), the Adjusted EBITDA shall be calculated in good faith by the Committee for the twelve-month period ending on the last day of the month immediately preceding the Change of Control, shall not be audited, and shall be adjusted to take into account normal, recurring year end adjustments.

c.   Termination without Good Reason; Termination for Cause.  If, at any time, Executive's employment with Heska terminates voluntarily by Executive without Good Reason or is terminated for Cause by Heska, then (i) all further vesting of Executive's outstanding equity awards will terminate immediately, (ii) all payments of compensation by Heska to Executive hereunder will terminate immediately (except as to amounts already earned), but Executive will be paid all accrued but unpaid expense reimbursements, and other benefits due to Executive through Executive's termination date under any Company-provided or paid plans, policies, and arrangements, and (iii) Executive will not be entitled to any severance.

d.   Excise Tax.  In the event that any benefits payable to Executive pursuant to Section 6 of this Agreement ("Termination Benefits") (i) constitute "parachute payments" within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 6(d), would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then Executive's Termination

Benefits hereunder shall be either (A) provided to Executive in full, or (B) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local, and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.  Unless Heska and Executive otherwise agree in writing, any determination required under this Section 6(d) shall be made in writing in good faith by Heska's independent accountants.  In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce.  If Executive does not provide written identification to Heska of which benefits Executive chooses to reduce within ten (10) days after written notice of the accountants' determination, and Executive has not disputed the accountants' determination, then Heska shall select the benefits to be reduced.  For purposes of making the calculations required by this Section 6(d), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority.  Heska and Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 6(d).  Heska shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 6(d).

7.	Conditions to Receipt of Severance; Covenants; No Duty to Mitigate.

a.   Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a confidential separation agreement and release of claims in a form reasonably acceptable to Heska.  Such agreement will provide (among other things) that Executive will not disparage Heska, its affiliates, parents, subsidiaries, directors, executive officers, employees, agents, or representatives.  No severance will be paid or provided until the confidential separation agreement and release agreement becomes effective.  No severance will be paid or provided if the Executive's confidential separation agreement and release agreement is not signed and irrevocable within forty-five (45) days after the Executive's termination date.  If Executive's date of termination and the last day of any applicable statutory revocation period could fall in two separate taxable years, regardless of when Executive actually executes and delivers the release, payments will not commence until the later taxable year.

b.   Non-Competition.  Executive agrees not to engage in Competition (as defined below) during the Term of Agreement and for twelve (12) months following the termination or expiration date.  The geographic scope of this Section 7(b) is the United States of America.  If Executive engages in Competition within such period and within such geographic scope, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

c.   Non-Solicitation.  Executive agrees that, during the Term of Agreement and for twenty-four (24) months following the termination or expiration date, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer, or otherwise, (i) will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with Heska (the "No-Inducement"), and (ii) will not intentionally divert business away from Heska by soliciting business from any of Heska's customers and users who would otherwise have placed the solicited order with Heska

(the "No Solicit").  The geographic scope of this Section 7(c) is the United States of America.  If Executive breaches the No-Inducement or No Solicit within such period and within such geographic scope, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

d.   Remedies.  In the event of Executive's breach of Sections 7(b) or 7(c), Heska shall have any and all remedies available to it in law or in equity, including without limitation the right to seek recovery of any amounts paid or Shares granted under Section 6 of this Agreement and injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of this Section.  Injunctive relief may be granted immediately upon the commencement of any such action, and Heska need not post a bond to obtain temporary or permanent injunctive relief.

e.   No Duty to Mitigate.  Executive is under no duty or requirement to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8.   Definitions.

a.   Benefit Plans.  For purposes of this Agreement, "Benefit Plans" means plans, policies, or arrangements that Heska sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and Executive's eligible dependents with medical, dental, or vision benefits.  Benefit Plans do not include any other type of benefit (including, but not limited to, financial counseling, disability, life insurance, or retirement benefits).  A requirement that Heska provide Executive and Executive's eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive's eligible dependents immediately prior to Executive's termination of employment.

b.   Cause.  For purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following: (i) conviction of, or entry of a plea of nolo contendere to, any felony crime (including one involving moral turpitude), or any crime which reflects so negatively on Heska to be detrimental to Heska's image or interests, or any act of fraud or dishonesty that has such negative reflection upon Heska; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of the Board related to the scope or performance of Executive's duties; (iii) possession of any illegal drug on Heska premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Heska business, attending Heska-sponsored functions, or on Heska premises; (iv) the gross misconduct or gross negligence in the performance of Executive's responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates Executive's unfitness to serve; (v) material breach of Executive's obligations under this Agreement; or (vi) material breach of any fiduciary duty of Executive to Heska, which results in material damage to Heska or its business; provided, however, that if any occurrence under subsections (ii), (iv), (v), and (vi) may be cured, Heska will provide notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event, and if such event is cured with that 30-day period, then grounds will no longer exist for terminating Executive's employment for Cause.

c.   Change of Control.  For purposes of this Agreement, "Change of Control" means (i) a sale of all or substantially all of Heska's assets, (ii) any merger, consolidation, or other business combination transaction of Heska with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Heska outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Heska (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Heska, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of Heska.

d.   Competition.  For purposes of this Agreement, Executive will be deemed to have engaged in "Competition" if Executive, without the written consent of the Board or an authorized officer of any successor company to Heska, directly or indirectly (1) provides services or assistance in any form to any individual, entity, or company providing veterinary products for the companion animal health industry or imaging products or services for the veterinary market in the United States (a "Restricted Company"), whether such services or assistance is provided as an employee, consultant, agent, corporate officer, director, or otherwise or (2) participates in the financing, operation, management, or control of, a Restricted Company.  A Restricted Company includes, Abaxis, Inc., IDEXX Laboratories, Inc., scil animal health company GmbH, VCA Antech, Inc., Sound Technologies, Inc. (currently a wholly owned subsidiary of VCA Antech, Inc.), and the Synbiotics subsidiary of Zoetis (excluding the other operations of Zoetis), or any successor thereto.  Notwithstanding the foregoing, nothing contained in this Section 8(d) or in Section 7(b) above shall prohibit Executive from being employed or engaged following the Term of Agreement in a corporate function or senior management position (and holding commensurate equity interests) in a division of a Restricted Company, so long as such division is not in any way engaged in providing veterinary products for the companion animal health industry or imaging products or services for the veterinary market in the United States and Executive does not directly or indirectly provide services or assistance to any division that does provide veterinary products for the companion animal health industry or imaging products or services for the veterinary market in the United States.

e.   Disability.  For purposes of this Agreement, "Disability" shall mean that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive either (i) is unable to perform the business and professional services in the performance of Executive's duties, consistent with Executive's position within Heska, as prior reasonably assigned to Executive by the Board, or (ii) is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Heska employees.

f.   Good Reason.

i.   For purposes of this Agreement, "Good Reason" means the occurrence of any of the following without Executive's express written consent:

A.   Executive's authority with Heska is, or Executive's duties or responsibilities as President and Chief Executive Officer are, materially diminished relative to Executive's authority, duties, and responsibilities as in effect immediately prior to such change;

B.   a material diminution in Executive's Base Salary as in effect immediately prior to such diminution; provided, that an across-the-board reduction in the base compensation and benefits of all other executive officers of Heska by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution;

C.   a material change in the geographic location of Executive's principal place of employment such that the new location results in a commute for Executive that is both (A) longer than Executive's commute prior to the relocation and (B) greater than fifty (50) road miles each way from Executive's home in the Beaver Creek, Colorado area;

D.   any material breach by Heska of any provision of this Agreement; and

E.   any acquiring company fails to assume or be bound by the terms of this Agreement In Connection with a Change of Control.

ii.   The aforementioned occurrences shall not be deemed Good Reason unless Executive gives Heska written notice of the existence of the condition which Executive believes constitutes Good Reason (which notice must be given within ninety (90) days of the initial existence of the condition) and such condition remains uncured for a period of thirty (30) days after the date of such notice.  An event of Good Reason shall occur automatically at the expiration of such 30-day period if the relevant condition remains uncured at such time.

iii.   Failure of the Heska stockholders to approve the Share Increase Proposal at the Annual Meeting shall not be deemed a breach of this Agreement by Heska and shall not constitute Good Reason.

g.   In Connection with a Change of Control.  For purposes of this Agreement, a termination of Executive's employment with Heska is "In Connection with a Change of Control" if Executive's employment is terminated without Cause or for Good Reason during the period beginning three (3) months prior to a Change of Control and ending eighteen (18) months following a Change of Control.

9.    `Confidential Information.  Executive acknowledges that Executive has executed Heska's standard employee Confidential Information and Invention Agreement (the "Confidentiality Agreement").  During the Term of Agreement, Executive agrees, if requested by Heska, to execute any updated versions of Heska's form of employee confidential information agreement as may be required of substantially all of Heska's executive officers.

10.   Executive's Representations and Warranties. Executive represents and warrants that Executive is not a party to any other employment, non-competition, or other agreement or restriction which could interfere with the Executive's employment with Heska or Executive's or Heska's rights and obligations hereunder and that Executive's acceptance of employment with Heska and the performance of Executive's duties hereunder will not breach the provisions of any contract, agreement, or understanding to which the Executive is party or any duty owed by the Executive to any other person.

11.   Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being delivered through a nationally recognized overnight courier service, or (c) five (5) business days after the date of mailing if sent certified or registered mail.  Notice to Heska shall be sent to its principal place of business with a copy provided by facsimile to the Chair of the Committee, and notice to Executive will be delivered personally or sent to Executive's last known address provided to Heska.

12.   Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death and (b) any Successor of Heska.  Any such Successor (as defined below) of Heska will be deemed substituted for Heska under the terms of this Agreement for all purposes.  For purposes of this Section, "Successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Heska.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

13.   Integration.  This Agreement, together with the Confidentiality Agreement, Heska's stock plans, and Executive's restricted stock agreements, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Prior Agreement.    No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the Parties hereto.

14.   Interpretation.  Section titles and headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties.  Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement.

15.   Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party.  The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

16.   Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.  The parties agree that an arbitrator or court of competent jurisdiction shall reform any invalid, illegal, or unenforceable provisions to ensure such provisions are effective and valid under applicable law.

17.   Tax Matters.

a.   Except as provided in Section 6(d) above, Executive agrees that Executive is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that are reasonably determined to apply to any payment made to Executive hereunder (or any arrangement contemplated hereunder), that Executive's receipt of any benefit hereunder is conditioned on Executive's satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to Executive hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.

b.   Executive acknowledges that no representative or agent of Heska has provided Executive with any tax advice of any nature, and Executive has consulted with Executive's own legal, tax, and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

c.   Executive acknowledges that under Section 83 of the Code, as the shares of Restricted Stock granted under this Agreement (the "Shares") vest, the fair value of such Shares will be reportable as ordinary income at that time.  Executive further understands that instead of being taxed when and as the Shares vest, Executive may elect to be taxed as of the date the Shares are granted to Executive, with respect to the fair value of all Shares on such date.  Such election may only be made under Section 83(b) of the Code within thirty (30) days after such date of grant.  Executive acknowledges that failure to make this filing within the (30) day period will result in the recognition of ordinary income as the Shares vest.  EXECUTIVE ACKNOWLEDGES THAT IT IS EXECUTIVE'S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF EXECUTIVE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON EXECUTIVE'S BEHALF.  EXECUTIVE IS RELYING SOLELY ON HIS OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE AN 83(b) ELECTION.

18.   Section 409A.

a.   This Agreement is intended to comply with Section 409A of the Code, as amended ("Section 409A") and shall be construed accordingly.  It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A.  To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that no such amendment shall materially increase the cost to, or impose any liability on Heska with respect to any benefits contemplated or provided hereunder.  Executive shall, at the request of Heska, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

b.   If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, Heska in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation § 1.409A-3(j)(vii).

c.   No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation § 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

d.   The right to each payment described in this Agreement shall be treated as a right to a series of separate payments and a separately identifiable payment for purposes of Section 409A.

e.   For purposes of Section 6 of this Agreement, "termination" (or any similar term) when used in reference to Executive's employment shall mean "separation from service" with Heska within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with Heska when, and only when, Executive incurs a "separation from service" with Heska within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

f.   If Executive qualifies as a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive's separation from service that, absent the application of this Section 18(f), would be subject to additional tax imposed pursuant to Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive's separation from service, (ii)  Executive's death, or (iii) such other date as will not result in such payment being subject to such additional tax.

19.   Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without regard to conflict of law principles.  The Parties hereto each waive their respective rights to a jury trial of any and all such claims and causes of action.

20.   Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

21.   Arbitration; Attorney's Fees.  Subject to Section 7(d) above, if any dispute arises under this Agreement or by reason of any asserted breach of it, or from the Parties' employment relationship or any other relationship, either Party may elect to have the dispute resolved through arbitration.  The arbitration shall be binding and conducted pursuant to the rules of the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and the arbitrator shall allocate the fees and expenses of such arbitration.  Regardless of whether the dispute is resolved through arbitration or litigation, the prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing or attempting to enforce any of the terms, covenants and conditions, including costs incurred prior to commencement of arbitration or legal action, and all costs and expenses, including reasonable attorneys' fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions.  For purposes of this section, "prevailing Party" includes, without limitation, a Party who agrees to dismiss a suit or proceeding upon the other's payment or performance of substantially the relief sought.

22.   Survival.  Notwithstanding any provision of this Agreement to the contrary, Sections 3(c)(ii)(B)(3) and 6 through 22 shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, Heska has caused this Employment Agreement to be duly executed by a representative thereunto duly authorized, and Executive has hereunto set Executive's hand, all as of the day and year first above written.

HESKA CORPORATION

/s/ William A. Aylesworth
William A. Aylesworth, Lead Director
Acting with Authority of the Board in its Entirety
Date:       March 26, 2014

EXECUTIVE:

/s/ Kevin S. Wilson
Kevin S. Wilson

Date:     March 26, 2014

EXHIBIT A

Form of Restricted Stock Agreement

HESKA CORPORATION
1997 STOCK INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT is made as of the _________ day of ____________, 2014 (the "Grant Date") by and between Heska Corporation (the "Company"), and Kevin S. Wilson (the "Executive"), in connection with the execution of an Employment Agreement dated on or about the same date between the Company and Executive (the "Employment Agreement").

In consideration of the mutual covenants and representations herein set forth, the Company and Executive agree as follows:

SECTION 1.   GRANT OF STOCK.

1.1   Precedence of Plan.  This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Heska Corporation 1997 Stock Incentive Plan (the "Plan"), as now or hereinafter in effect.  Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan.

1.2   Grant of Stock.  The Company hereby grants to Executive an aggregate of 110,000 shares of Restricted Stock (the "Shares"), subject to vesting as provided in Section 2.

SECTION 2.   UNVESTED SHARES SUBJECT TO FORFEITURE.

2.1   Shares Subject to Forfeiture.  The Shares are subject to time-based vesting requirements.

a.   The Shares will vest as follows: (a) 27,500 Shares will vest on the six-month anniversary of the Grant Date; and (b) 27,500 additional Shares will vest on each succeeding anniversary of the Grant Date, up to and including the third anniversary of the grant date.

b.   In the event that Executive's employment with the Company is terminated prior to vesting, Executive will forfeit all right to Shares that have not yet vested.

c.   Notwithstanding the previous paragraph (b), if Executive is terminated by the Company without Cause or voluntarily with Good Reason, and such termination is In Connection with a Change of Control, a portion of any Shares that would otherwise have vested on the vesting date next following such termination if such termination had not occurred will vest as follows:  27,500 Shares, multiplied by a fraction, the numerator of which is the number of days elapsed prior to such termination in the vesting period ending on such vesting date, and the denominator of which is the total number of days in such vesting period.

d.   For purposes of this Agreement, the following definitions will apply:

i.   "Cause" means the occurrence of one or more of the following: (i) conviction of, or entry of a plea of nolo contendere to, any felony crime (including one involving moral turpitude), or any crime which reflects so negatively on the Company to be detrimental to the Company's image or interests, or any act of fraud or dishonesty that has such negative reflection upon the Company; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of the Board related to the scope or performance of Executive's duties; (iii) possession of any illegal drug on Company premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Company business, attending Company-sponsored functions, or on the Company premises; (iv) the gross misconduct or gross negligence in the performance of Executive's responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates Executive's unfitness to serve; (v) material breach of Executive's obligations under this Agreement; or (vi) material breach of any fiduciary duty of Executive to the Company, which results in material damage to the Company or its business; provided, however, that if any occurrence under subsections (ii), (iv), (v), and (vi) may be cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event, and if such event is cured with that 30-day period, then grounds will no longer exist for terminating Executive's employment for Cause.

ii.   "Change of Control" means (i) a sale of all or substantially all of the Company's assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.

iii.   "Good Reason" means the occurrence of any of the following without Executive's express written consent:

(1)   Executive's authority with the Company is, or Executive's duties or responsibilities as Chief Executive Officer and President are, materially diminished relative to Executive's authority, duties, and responsibilities as in effect immediately prior to such change;

(2)   a material diminution in Executive's Base Salary as in effect immediately prior to such diminution; provided, that an across-the-board reduction in the base compensation and benefits of all other executive officers of the Company by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution;

(3)   a material change in the geographic location of Executive's principal place of employment such that the new location results in a commute for Executive that is both (A) longer than Executive's commute prior to the relocation and (B) greater than fifty (50) road miles each way from Executive's home in the Beaver Creek, Colorado area;

(4)   any material breach by the Company of any provision of the Employment Agreement; and

(5)   any acquiring company fails to assume or be bound by the terms of the Employment Agreement In Connection with a Change of Control.

The aforementioned occurrences shall not be deemed Good Reason unless Executive gives the Company written notice of the existence of the condition which Executive believes constitutes Good Reason (which notice must be given within ninety (90) days of the initial existence of the condition) and such condition remains uncured for a period of thirty (30) days after the date of such notice.  An event of Good Reason shall occur automatically at the expiration of such 30-day period if the relevant condition remains uncured at such time.

Failure of the Company's stockholders to approve the issuance of the stock described as the "Conditional Grant" in the Employment Agreement shall not be deemed to constitute termination for Good Reason.

iv.   "In Connection with a Change of Control" means that Executive's employment is terminated without Cause or for Good Reason during the period beginning three months prior to a Change of Control and ending eighteen months following a Change of Control.

2.2   Restriction on Transfer.  Until the Shares are vested, the Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

SECTION 3.   STOCKHOLDER RIGHTS

3.1   Stock Register and Certificates.  The Shares will be recorded in the stock register of the Company in the name of Executive.  If applicable, a stock certificate or certificates representing the Shares will be registered in the name of Executive, but such certificates shall remain in the custody of the Company.  Executive shall deposit with the Company a Stock Assignment Separate from Certificate in the form attached below as Attachment 1, endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Shares that are forfeited or otherwise do not become vested in accordance with the Plan and this Agreement.

3.2   Exercise of Stockholder Rights.  Executive shall have the right to vote the Shares (to the extent of the voting rights of said Shares, if any), to receive and retain all regular cash dividends and such other distributions, as the Board of Directors of the Company may, in its discretion, designate, pay or distribute on such Shares, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Shares, except as set forth in this Agreement and the Plan.

3.3   Legends.  Certificates, if any, representing the Shares will contain the following or other legends in the Company's discretion:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

SECTION 4.      RESPONSIBILITY FOR TAXES.

4.1   Section 83(b) Election.  Executive may complete and file with the Internal Revenue Service an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the fair market value of the Shares without regard to the vesting restrictions set forth in this Agreement.  Executive shall be responsible for all taxes associated with the acceptance of the transfer of the Shares, including any tax liability associated with the representation of fair market value if the election is made pursuant to Code Section 83(b).

4.2   Withholding.  In accordance with Section 12 of the Plan, Executive agrees to make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan under applicable federal, state, local or foreign law.  The Company in its discretion may permit Executive to satisfy all or part of his withholding or income tax obligations by having the Company withhold all or a portion of the Shares that otherwise would be issued to him on vesting.

SECTION 5.   MISCELLANEOUS.

5.1   Not an Employment Contract.  This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Executive to remain in the service of the Company in any capacity, or of the Company to continue Executive's service in any capacity.

5.2   Effect on Employee Benefits.  Executive agrees that the Award will constitute special incentive compensation that will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.

5.3   Further Assurances.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

5.4   Entire Agreement.  This Agreement, including any exhibits, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings of the parties.

5.5   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents to be wholly performed within the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HESKA CORPORATION
EXECUTIVE                                                                                                  a Delaware corporation

By:      _____________________________
__________________________________           Title:   _____________________________
Address  __________________________
___________________________

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, I, _____________________, hereby sell, assign and transfer unto                                                                               (_______________) shares of the Common Stock of Heska Corporation, standing in my name on the books of said corporation represented by Certificate No. ________ herewith and do hereby irrevocably constitute and appoint                          to transfer said stock on the books of the within-named corporation with full power of substitution in the premises.

Dated:  _____________ 20__.
Signature:

This Assignment Separate from Certificate was executed in conjunction with the terms of a Restricted Stock Grant Agreement between the above assignor and Heska Corporation, dated __________ __, 2014.

Instruction:	Please do not fill in any blanks other than the signature line.

HESKA CORPORATION
1997 STOCK INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT is made as of the _________ day of ____________, 2014 (the "Grant Date") by and between Heska Corporation (the "Company"), and Kevin S. Wilson (the "Executive"), in connection with the execution of an Employment Agreement dated on or about the same date between the Company and Executive (the "Employment Agreement").

In consideration of the mutual covenants and representations herein set forth, the Company and Executive agree as follows:

SECTION 1.      GRANT OF STOCK.

1.1   Precedence of Plan.  This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Heska Corporation 1997 Stock Incentive Plan (the "Plan"), as now or hereinafter in effect.  Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan.

1.2   Grant of Stock.  The Company hereby grants to Executive an aggregate of 130,000 shares of Restricted Stock (the "Shares"), subject to vesting as provided in Section 2.

SECTION 2.   UNVESTED SHARES SUBJECT TO FORFEITURE.

2.1   Shares Subject to Forfeiture.

a.   Vesting Conditions.  The Shares will vest as follows:

i.   Market Price Vesting.  13,000 shares will vest on each date that the 90-Day Price first equals or exceeds each of the following thresholds (the "Market-Vesting Thresholds"):  (i) $12.60, (ii) $16.38, (iii) $21.24, (iv) $26.55 and (v) $31.95 (collectively, the "Market-Vesting Shares").  In the event of a stock split, stock dividend or reverse stock split affecting the Common Stock, the Committee will adjust the Market-Vesting Thresholds to appropriately reflect such event. Each Market-Vesting Threshold is a distinct vesting trigger and multiple Market-Vesting Threshold events may be achieved simultaneously; for the avoidance of doubt and by way of illustration, if the 90-Day Price equals or exceeds $16.38, then 26,000 shares would vest.

ii.   EBITDA Vesting.  13,000 shares will vest on each Reporting Date that the Company's Adjusted EBITDA for the preceding fiscal year first equals or exceeds each of the following thresholds (the "EBITDA-Vesting Thresholds"):  (i) $2,460,000, (ii) $3,200,000, (iii) $4,150,000, (iv) $5,180,000 and (v) $6,240,000 (collectively, the "EBITDA-Vesting Shares").  Each EBITDA-Vesting Threshold is a distinct vesting trigger and multiple EBIDTA-Vesting Threshold events may be achieved simultaneously; for the avoidance of doubt and by way of illustration, if on the Reporting Date for Fiscal Year 2014 the Adjusted EBITDA is $3,400,000, then 26,000 shares would vest. For purposes of this Agreement, "Reporting Date" means the date in each fiscal year that the Company's independent public accountants issue their audit report on the Company's financial statements for the preceding fiscal year (each, an "Audit Report").  For purposes of this Agreement, "Adjusted EBITDA" means for any fiscal year, the following, determined on a consolidated basis in accordance with generally-accepted accounting principles for the Company and its subsidiaries, based on the Audit Report for such year:  (x) consolidated net income plus (y) the sum of the following, without duplication, to the extent deducted in determining such consolidated net income:  (1) income and franchise tax expense, (2) interest and other expense (net), (3) amortization and depreciation and (4) compensation expense paid to the Company's Executive Chair, if any.

b.   Financial Statement Restatement. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company issues a restatement of its audited financial statements (a "Restatement") after any portion of the Shares have vested:

i.   If any portion of the Shares have vested based on achievement of an EBITDA-Vesting Threshold and within 4 years thereafter the Company subsequently issues a Restatement affecting Adjusted EBITDA for the corresponding fiscal year such that the EBITDA-Vesting Threshold would not have been met, such portion of the Shares will be deemed not to have vested, and

ii.   If any portion of the Shares have vested based on achievement of a Market-Vesting Threshold, and within 2 years thereafter the Company issues a Restatement affecting the Adjusted EBITDA for the corresponding fiscal year such that the Adjusted EBITDA set forth in the Restatement is less than the Adjusted EBITDA target corresponding to such Market-Vesting Threshold in the following table, then such portion of the Shares will be deemed not to have vested:

	Market-Vesting Threshold	Target Adjusted EBITDA
Level 1	$12.60	$2,460,000
Level 2	$16.38	$3,200,000
Level 3	$21.24	$4,150,000
Level 4	$26.55	$5,180,000
Level 5	$31.95	$6,240,000

iii.   If any portion of the Shares is deemed not to have vested pursuant to the foregoing paragraphs (i) or (ii) (an "Unearned Grant"), then Executive shall either (x) promptly return the Shares comprising the Unearned Grant to the Company or (y) if Executive has sold such Shares, pay to the Company within one year from the date of the corresponding Restatement an amount equal to the proceeds Executive received from any sale of such Shares not returned by Executive pursuant to the foregoing clause (x). In addition to the foregoing, Executive's compensation and equity awards shall remain subject to any applicable law (including without limitation Section 302 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or regulation in effect from time to time.

c.   In the event that Executive's employment with the Company is terminated prior to vesting, Executive will forfeit all right to Shares that have not yet vested.

d.   Notwithstanding the previous paragraph (c):

i.   If Executive is terminated by the Company without Cause (other than in connection with a Change in Control) and within 180 days after such termination either (A) the Company achieves one or more Market-Vesting Thresholds or (B) a Reporting Date occurs on which the Company achieves one or more EBITDA-Vesting Threshholds, then any Shares that would have otherwise vested if such termination had not occurred will be deemed to vest.

ii.   If Executive is terminated by the Company without Cause or voluntarily with Good Reason, and such termination is In Connection with a Change of Control, (y) Shares that would otherwise vest in accordance with the Market-Vesting Threshold if the 90-Day Price were to equal the Change of Control Price will be deemed to vest, and (z) Shares that would otherwise vest in accordance with the EBITDA-Vesting Threshold will vest if the Committee estimates that, as of the last day of the month immediately preceding the Change of Control, if such date were a Reporting Date and taking into account the twelve-month period ending on such date, the EBITDA-Vesting Threshold would be met.

e.   Definitions.  For purposes of this Agreement, the following definitions will apply:

i.   "90-Day Price" means, with respect to any date, the average of the closing prices per share of the Company's Common Stock for the 90 trading days ending on such date (inclusive) on the NASDAQ Stock Market, or if the Shares are not traded on the NASDAQ Stock Market, the average of the high bid and low asked prices on such trading days quoted on the NASDAQ OTC Bulletin Board or by the National Quotation Bureau, Inc., or a comparable service as determined in the discretion of the Committee.

ii.   "Cause" means the occurrence of one or more of the following: (i) conviction of, or entry of a plea of nolo contendere to, any felony crime (including one involving moral turpitude), or any crime which reflects so negatively on the Company to be detrimental to the Company's image or interests, or any act of fraud or dishonesty that has such negative reflection upon the Company; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of the Board related to the scope or performance of Executive's duties; (iii) possession of any illegal drug on Company premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Company business, attending Company -sponsored functions, or on the Company premises; (iv) the gross misconduct or gross negligence in the performance of Executive's responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates Executive's unfitness to serve; (v) material breach of Executive's obligations under this Agreement; or (vi) material breach of any fiduciary duty of Executive to the Company, which results in material damage to the Company or its business; provided, however, that if any occurrence under subsections (ii), (iv), (v), and (vi) may be cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event, and if such event is cured with that 30-day period, then grounds will no longer exist for terminating Executive's employment for Cause.

iii.   "Change of Control" means (i) a sale of all or substantially all of the Company's assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.

iv.   "Change of Control Price" means the net price per share of Company Common Stock, determined by the Committee in good faith, based on the fair market value of the total consideration received by the Company and its stockholders in connection with the transaction resulting in the Change of Control, net of fees, expenses and commissions incurred by the Company in connection with such transaction and any compensation or other payments made by the Company or its successor to Company employees as a result of such Change of Control.

v.   "Committee" means the Compensation Committee of the Board.

vi.   "Good Reason" means the occurrence of any of the following without Executive's express written consent:

(1)   Executive's authority with the Company is, or Executive's duties or responsibilities as President and Chief Executive Officer are, materially diminished relative to Executive's authority, duties, and responsibilities as in effect immediately prior to such change;

(2)   a material diminution in Executive's Base Salary as in effect immediately prior to such diminution; provided, that an across-the-board reduction in the base compensation and benefits of all other executive officers of the Company by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution;

(3)   a material change in the geographic location of Executive's principal place of employment such that the new location results in a commute for Executive that is both (A) longer than Executive's commute prior to the relocation and (B) greater than fifty (50) road miles each way from Executive's home in the Beaver Creek, Colorado area;

(4)   any material breach by the Company of any provision of the Employment Agreement; and

(5)   any acquiring company fails to assume or be bound by the terms of the Employment Agreement In Connection with a Change of Control.

The aforementioned occurrences shall not be deemed Good Reason unless Executive gives the Company written notice of the existence of the condition which Executive believes constitutes Good Reason (which notice must be given within ninety (90) days of the initial existence of the condition) and such condition remains uncured for a period of thirty (30) days after the date of such notice.  An event of Good Reason shall occur automatically at the expiration of such 30-day period if the relevant condition remains uncured at such time.

vii.   "In Connection with a Change of Control" means that Executive's employment is terminated without Cause or for Good Reason during the period beginning three months prior to a Change of Control and ending eighteen months following a Change of Control.

2.2   Restriction on Transfer.  Until the Shares are vested, the Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

SECTION 3.   STOCKHOLDER RIGHTS

3.1   Stock Register and Certificates.  The Shares will be recorded in the stock register of the Company in the name of Executive.  If applicable, a stock certificate or certificates representing the Shares will be registered in the name of Executive, but such certificates shall remain in the custody of the Company.  Executive shall deposit with the Company a Stock Assignment Separate from Certificate in the form attached below as Attachment 1, endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Shares that are forfeited or otherwise do not become vested in accordance with the Plan and this Agreement.

3.2   Exercise of Stockholder Rights.  Executive shall have the right to vote the Shares (to the extent of the voting rights of said Shares, if any), to receive and retain all regular cash dividends and such other distributions, as the Board of Directors of the Company may, in its discretion, designate, pay or distribute on such Shares, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Shares, except as set forth in this Agreement and the Plan.

3.3   Legends.  Certificates, if any, representing the Shares will contain the following or other legends in the Company's discretion:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

SECTION 4.   RESPONSIBILITY FOR TAXES.

4.1   Section 83(b) Election.  Executive may complete and file with the Internal Revenue Service an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the fair market value of the Shares without regard to the vesting restrictions set forth in this Agreement.  Executive shall be responsible for all taxes associated with the acceptance of the transfer of the Shares, including any tax liability associated with the representation of fair market value if the election is made pursuant to Code Section 83(b).

4.2   Withholding.  In accordance with Section 12 of the Plan, Executive agrees to make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan under applicable federal, state, local or foreign law.  The Company in its discretion may permit Executive to satisfy all or part of his withholding or income tax obligations by having the Company withhold all or a portion of the Shares that otherwise would be issued to him on vesting.

SECTION 5.   MISCELLANEOUS.

5.1   Not an Employment Contract.  This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Executive to remain in the service of the Company in any capacity, or of the Company to continue Executive's service in any capacity.

5.2   Effect on Employee Benefits.  Executive agrees that the Award will constitute special incentive compensation that will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.

5.3   Further Assurances.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

5.4   Entire Agreement.  This Agreement, including any exhibits, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings of the parties.

5.5   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents to be wholly performed within the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HESKA CORPORATION
EXECUTIVE                                                                                                     a Delaware corporation

____________________________________           By:  ___________________________________
                          Title: ___________________________________
Address     ____________________________
____________________________

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, I, _____________________, hereby sell, assign and transfer unto                                                                               (_________) shares of the Common Stock of Heska Corporation, standing in my name on the books of said corporation represented by Certificate No.________ herewith and do hereby irrevocably constitute and appoint to transfer said stock on the books of the within-named corporation with full power of substitution in the premises.

Dated:  ______________,  20__
Signature:

This Assignment Separate from Certificate was executed in conjunction with the terms of a Restricted Stock Grant Agreement between the above assignor and Heska Corporation, dated __________ __, 2014.

Instruction:	Please do not fill in any blanks other than the signature line.

EXHIBIT B

Market-Vesting Threshold	Target Adjusted EBITDA
$12.60	$2,460,000
$16.38	$3,200,000
$21.24	$4,150,000
$26.55	$5,180,000
$31.95	$6,240,000